Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

MIPS Technologies International Ltd. - organized under the laws of the Cayman Islands

MIPS Technologies (Shanghai) Co., Ltd. - organized under the laws of the People's Republic of China

MIPS Technologies B.V. - organized under the laws of the Netherlands

MIPS Technologies B.V. Germany Branch

MIPS Technologies B.V. Israel Branch

MIPS Technologies B.V. Japan Branch

MIPS Technologies B.V. Korea Branch

MIPS Technologies B.V. Taiwan Branch